Exhibit 10.5

English Translation

Amended and Restated Lease Agreement

This amended and restated lease agreement (this “Agreement”) is entered into by and between the following two parties and shall take effect from January 1, 2009:

Lessor: Daqo New Material Co., Ltd.

Address: Wanzhou Industrial Park, Chongqing

Legal Representative: Xu Guangfu

Lessee: Chongqing Daqo New Energy Co., Ltd.

Address: Xianjia Village, Longdu Neighborhood, Wanzhou District, Chongqing (in the Salt Gasification Industrial Park of Wanzhou District)

Legal Representative: Xu Guangfu

WHEREAS, the Lessor and the Lessee entered into a Lease Agreement taking effect on July 1, 2008 (the “Agreement of 2008”), in which both parties agreed upon certain issues concerning the lease;

WHEREAS, the Lessor and the Lessee negotiated and decided to revise and restate the Agreement of 2008 and replace the Agreement of 2008 with this Agreement;

NOW THEREFORE, in accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, after negotiation on an equal basis, both parties agree as follows:

Article One: Effective Date

Both parties agree that this Agreement shall take effect from January 1, 2009.

Article Two: Object of Lease

The object of this Agreement includes all the equipments, land, facilities and other buildings located in the Salt Gasification Industrial Park of Wanzhou District that the Lessor owns or has the right to use. (The abovementioned equipments, land, facilities and other buildings all together shall be referred to as the “Object of Lease” and the ownership of the abovementioned equipments, facilities and other buildings and the right to use the land all together shall be referred to as the “Property Right”.)

Article Three: Lease Term and Lessee’s Purchase Option

1.	The lease term shall be five years, starting from January 1, 2009 through December 31, 2013.

2.	In the event that the Lessee intends to extend the lease term, it shall deliver to the Lessor a written request for renewal of another five years on the same terms and conditions within one month prior to the expiration of this Agreement, and the Lessor shall agree to such renewal request. If the Lessee delivers to the Lessor a written request for further renewal within one month prior to the expiration of the extended lease term, the Lessor shall continue to lease the Object of Lease to the Lessee.

3.	The Lessor hereby irrevocably grants the Lessee with the following rights: to the extent permitted by the Chinese laws, the Lessee shall have the right to require the Lessor to sell the Property Right of the Object of Lease to the Lessee or the company or individual designated by the Lessee at a fair price at any time during the lease term and within one year after the expiration of the lease term. The abovementioned fair price of the Property Right of the Object of Lease shall be determined by both parties through negotiation. If the parties are not able to agree upon the fair price through negotiation, such price shall be determined by an independent third party selected by both parties.

Article Four: Property Right

1.	Within the lease term, the Property Right of the Object of Lease shall belong to the Lessor and the Lessee shall only have the right to use in respect of the Object of Lease.

2.	If the Lessor transfers the Property Right of the Object of Lease to any third party, the terms and conditions of this Agreement shall continue to be valid towards the new owner of the Object of Lease unless otherwise agreed by the Lessee in writing. Moreover, the Lessor shall notify the Lessee within a reasonable period of time before the Property Right is transferred, and the Lessee shall have the right of first refusal upon the same conditions.

Article Five: Rental and Payment

1.	Rental: the rental shall be RMB6.125 million per month

2.

Payment of rental: the rental shall be calculated on a monthly basis. The Lessor shall send to the Lessee a monthly rental statement, together with the invoice, on the 25th day of every month for settlement. The Lessee shall pay the rental to the Lessor within ten business days after receiving the statement and invoice.

3.	The beginning and ending date for the calculation of the rental:

(1)	January 1, 2009 shall be the date from which the rental is calculated.

(2)	Within the lease term, the Lessee shall continue to pay the rental during the period of shutdown if such shutdown is caused by the Lessee or natural conditions.

Article Six: Obligations and Responsibilities of Both Parties

1.	Obligations and responsibilities of the Lessor:

(1)	The Lessor shall not interfere with the Lessee’s quiet enjoyment of the right to use, possess and operate the Object of Lease during the lease term. However, Lessor’s proper exercise of the rights under or in relation with this Agreement shall not constitute the aforesaid interference.

(2)	The Lessor shall assist the Lessee in construction, manufacturing and operation, including but not limited to satisfying the Lessee’s requirements in relation with the abovementioned aspects.

2.	Obligations and responsibilities of the Lessee:

(1)	Legitimate and safe operation:

The Lessee shall:

(i) only use the Object of Lease for legitimate purposes; and

(ii) acquire and maintain all the certificates, licenses, permits and authorizations necessary for the utilization and operation of the Object of Lease at all times. The Lessee shall also strictly perform the relevant payment obligations and other relevant obligations under this Agreement

(2)	Property rights and interests:

The Lessee shall:

(i) not take or allow others to take any actions that in the judgment of a reasonable person will place the Object of Lease under any fine, confiscation, seizure, detainment, appropriation, damage or destruction; and

(ii) not create any liens or other third party interests on the Object of Lease without a prior written consent of the Lessor.

(3)	Maintenance and overhaul

(i) The Lessee shall maintain the Object of Lease in the same manner and with at least the same degree of care as the Lessee would have exerted for the maintenance of similar equipments and facilities the Lessee owns or operates.

Article Seven: Liability for Breach

1.	Rights and remedies in the event that the Lessee breaches:

If the Lessee defaults and fails to cure the default within a reasonable period of time, the Lessor shall be entitled to the following remedies without prejudice to any of its other rights under this Agreement.

(1)	exercise its rights under Section 2 of this Article (early termination);

(2)	immediately terminate the lease by sending a notice to the Lessee (without affecting any unfulfilled obligations of the Lessee hereunder); and/or

(3)	enforce this Agreement or obtain damages pursuant to Article Eleven of this Agreement.

2.	Early Termination

If the Lessee defaults, the Lessor can require the Lessee to return the Object of Lease by written notice. Upon receipt of such notice, the Lessee shall pay the aggregated amount of the following items to the Lessor within thirty (30) days (the “Early Termination Date”):

(1)	any accumulated outstanding rental until the Early Termination Date;

(2)	any other payments owed by the Lessee to the Lessor, including payments that occur on the Early Termination Date or become due according to this Agreement or any other document; and

(3)	any other costs and expenses incurred by the Lessor in relation with the return of the Object of Lease which were reasonably foreseeable when entering into this Agreement, including attorney’s fees, professional’s fees, examination fees, advancements and any other costs.

3.	Remedies in the event that the Lessor breaches:

If the Lessor breaches, the Lessor shall, upon request by the Lessee, compensate the Lessee for any losses that the Lessee may suffer or incur as a result of the breach.

Article Eight: Representations and Warranties

1.	The Lessor represents and warrants that:

(1)	The Lessor is a duly incorporated and lawfully existing enterprise and has the right to execute and ability to perform this Agreement.

(2)	Except for the disclosures made to the Lessee, the Lessor has obtained the legitimate and valid approvals, certificates, licenses and qualifications required for execution and performance of this Agreement.

(3)	When signing this Agreement, no court, arbitration commission, administrative authority or supervisory organization has made any judgment, ruling, award or specific administrative behavior material enough to adversely affect the Lessor’s performance of this Agreement.

(4)	The Lessor has completed its internal authorization procedures necessary for signing this Agreement, and the signatory of this Agreement is the legal representative or authorized representative of the Lessor. This Agreement shall be legally binding upon both parties after coming into effect.

2.	The Lessee represents and warrants that:

(1) The Lessee is a duly incorporated and lawfully existing enterprise and has the right to execute and ability to perform this Agreement.

(2) The Lessee has obtained the legitimate and valid approvals, certificates, licenses and qualifications required for execution and performance of this Agreement.

(3) When signing this Agreement, no court, arbitration commission, administrative authority or supervisory organization has made any judgment, ruling, award or specific administrative behavior material enough to adversely affect the Lessee’s performance of this Agreement.

(4) The Lessee has completed its internal authorization procedures necessary for signing this Agreement, and the signatory of this Agreement is the legal representative or authorized representative of the Lessee. This Agreement shall be legally binding upon both parties after coming into effect.

Article Nine: Force Majeure

1.	The force majeure under this Agreement refers to unforeseeable, insurmountable, unavoidable and objective event that materially affects one party, including but not limited to natural disasters such as flood, earthquake, fire and windstorm, as well as social events such as war, turmoil and government behavior.

2.	If this Agreement cannot be performed as a result of force majeure, the affected party shall immediately notify the event of force mejeure to the other party in writing, as well as provide detailed information of the event and written documents stating that the Agreement cannot be performed or its performance needs to be delayed within three days. After approval of both parties, both parties shall negotiate to terminate or delay performance of this Agreement.

Article Ten: Notices

1.	Unless otherwise stipulated, all the notices under or in connection with this Agreement shall be made in the form of a written letter or fax, and shall be regarded as effective if transmitted in the following forms;

(1)	In the form of a letter, the notices shall take effect on the day of receipt or the seventh day after transmission (whichever is earlier), and

(2)	In the form of a fax, the notices shall take effect when the sending party otherwise notifies the other party of this transmission by phone after the notice is sent out.

Article Eleven: Applicable Law and Dispute Settlement

1.	This Agreement shall be governed by and interpreted according to the laws of the People’s Republic of China.

2.	Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission, and abided by the arbitration rules of the commission effective at the time of submission. The arbitral venue is Beijing and Chinese shall be used during arbitration. The arbitral award shall be final and binding on both parties.

Article Twelve: Interpretation

The understanding and interpretation of this Agreement shall be carried out according to the purposes of contract and the original meanings of the text of this Agreement. The title of this Agreement has been added only for the convenience of reading, without prejudicing the interpretation of this Agreement.

Article Thirteen: Exclusiveness and Integrity

This Agreement is the only valid and complete agreement between the Lessor and the Lessee regarding the lease of the Object of Lease. It shall prevail over all the previous agreements, contracts or understandings with regard to this lease. Any revision to this Agreement shall be made in writing by both parties.

Article Fourteen: Duplicates

This Agreement is executed in two copies, each of which shall be regarded as an original. All the documents shall constitute a same document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement. This Agreement shall take effect from January 1, 2009.

Lessor (seal): Daqo New Material Co., Ltd.

Signed on August 19, 2009

The Lessee (seal): Chongqing Daqo New Energy Co., Ltd.

Signed on August 19, 2009